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                               ASSET PURCHASE AGREEMENT



                                    BY AND BETWEEN



                                KLA-TENCOR CORPORATION

                                         AND

                                  OBJECTSPACE, INC.









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                                  TABLE OF CONTENTS

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
Section                                                                             Page
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1.     TRANSFER OF ASSETS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

     (a)  Personal Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

     (b)  Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . . .   1

     (c)  Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

     (d)  Prepaid Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

     (e)  Marketing and Sales Information. . . . . . . . . . . . . . . . . . . . . .   2

     (f)  Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

     (g)  Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

2.     ASSETS EXCLUDED FROM SALE . . . . . . . . . . . . . . . . . . . . . . . . . .   2

3.     PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

     (a)  Amount of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . .   4

     (b)  Manner of Payment of the Purchase Price. . . . . . . . . . . . . . . . . .   4

     (c)  Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . .   4

4.     ASSUMPTION OF LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . .   4

     (a)  Generally. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

     (b)  Excluded Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

     (c)  Limitations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

5.     LABOR AND EMPLOYMENT MATTERS. . . . . . . . . . . . . . . . . . . . . . . . .   7

     (a)  Employment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

     (b)  Employment Transition Provisions . . . . . . . . . . . . . . . . . . . . .   8

     (c)  Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

6.     CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

     (a)  Location and Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

     (b)  Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

     (c)  Seller's Closing Documents . . . . . . . . . . . . . . . . . . . . . . . .   9

     (d)  Purchaser's Closing Documents. . . . . . . . . . . . . . . . . . . . . . .  10

     (e)  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

     (f)  Prorations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

     (g)   Purchase Price Escrow . . . . . . . . . . . . . . . . . . . . . . . . . .  12


                                             i


     (h)  Working Capital Adjustment . . . . . . . . . . . . . . . . . . . . . . . .  12

     (i)  Employee Retention Funds . . . . . . . . . . . . . . . . . . . . . . . . .  14

7.     REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . . . . . . . . . . . . . .  14

     (a)  Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

     (b)  Authorization of Agreement . . . . . . . . . . . . . . . . . . . . . . . .  14

     (c)  Business Financial Statements. . . . . . . . . . . . . . . . . . . . . . .  15

     (d)  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

     (e)  Actions, Suits, Proceedings. . . . . . . . . . . . . . . . . . . . . . . .  16

     (f)  Compliance with Applicable Laws and Other Instruments. . . . . . . . . . .  16

     (g)  Facility Lease . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

     (h)  Title to the Purchased Assets. . . . . . . . . . . . . . . . . . . . . . .  16

     (i)  Intellectual Property Rights . . . . . . . . . . . . . . . . . . . . . . .  17

     (j)  Contracts, Leases, Commitments and Agreements. . . . . . . . . . . . . . .  17

     (k)  Composition and Condition of Purchased Assets. . . . . . . . . . . . . . .  18

     (l)  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

     (m)  Major Suppliers and Customers. . . . . . . . . . . . . . . . . . . . . . .  18

     (n)  Employee Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

     (o)  Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

     (p)  Government License and Regulation. . . . . . . . . . . . . . . . . . . . .  19

     (q)  Location of the Assets . . . . . . . . . . . . . . . . . . . . . . . . . .  19

     (r)  Year 2000. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

8.     REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . . . . . . . . . . .  19

     (a)  Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . . . .  20

     (b)  Corporate Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

     (c)  Litigation and Other Proceedings . . . . . . . . . . . . . . . . . . . . .  20

9.   CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE. . . . . . . . . . . . . . . . .  20

     (a)  Representations and Warranties . . . . . . . . . . . . . . . . . . . . . .  20

     (b)  Observance and Performance . . . . . . . . . . . . . . . . . . . . . . . .  21

     (c)  Violations of Laws and Ordinances. . . . . . . . . . . . . . . . . . . . .  21

     (d)  Officer's Certificate. . . . . . . . . . . . . . . . . . . . . . . . . . .  21

     (e)  Change in Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21


                                            ii


     (f)  Key Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

     (g)  Searches . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

     (h)  Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

     (i)  Closing Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

     (j)  Proceedings and Documents. . . . . . . . . . . . . . . . . . . . . . . . .  22

     (k)  Hiring of Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

10.    CONDITIONS TO OBLIGATION OF SELLER TO CLOSE . . . . . . . . . . . . . . . . .  22

     (a)  Representations and Warranties . . . . . . . . . . . . . . . . . . . . . .  22

     (b)  Observance and Performance . . . . . . . . . . . . . . . . . . . . . . . .  22

     (c)  Violations of Laws and Ordinances. . . . . . . . . . . . . . . . . . . . .  22

     (d)  Officer's Certificate. . . . . . . . . . . . . . . . . . . . . . . . . . .  22

     (e)  Closing Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

     (f)  Proceedings and Documents. . . . . . . . . . . . . . . . . . . . . . . . .  23

     (g)  Purchase Order . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

11.    GOVERNMENTAL FILINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

12.    COVENANTS OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

     (a)  Operation of Business Prior to Closing . . . . . . . . . . . . . . . . . .  23

     (b)  Notices to Employees; Continuation of Benefits . . . . . . . . . . . . . .  24

     (c)  Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . .  24

     (d)  Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

     (e)  Notice of Changes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

     (f)  Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

     (g)  No Solicitations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

     (h)  Further Actions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

     (i)  Covenant not to Sue. . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

13.    COVENANT NOT TO COMPETE . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

14.    COVENANTS OF PURCHASER. . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

     (a)  Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

     (b)  Notice of Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

     (c)  Further Actions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

     (d)  Use of Names . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27


                                           iii
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15.    INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

     (a)  Survival of Representations and Warranties . . . . . . . . . . . . . . . .  28

     (b)  Indemnification by Seller. . . . . . . . . . . . . . . . . . . . . . . . .  28

     (c)  Indemnification by Purchaser . . . . . . . . . . . . . . . . . . . . . . .  29

     (d)  Procedures for Indemnification . . . . . . . . . . . . . . . . . . . . . .  29

     (e)  Sole Remedy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

16.    TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

17.    DISPUTE RESOLUTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

     (a)  Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

     (b)  Discovery. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

     (c)  Court Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

     (d)  Rulings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

     (e)  Findings of Fact . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

     (f)  Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

     (g)  Equitable Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

     (h)  Selection of Arbitrator. . . . . . . . . . . . . . . . . . . . . . . . . .  33

     (i)  Other Arbitration Provisions . . . . . . . . . . . . . . . . . . . . . . .  34

18.    ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

     (a)  Confidential Information . . . . . . . . . . . . . . . . . . . . . . . . .  34

     (b)  Transition Services. . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

19.    MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

     (a)  Amendments and Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . .  35

     (b)  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

     (c)  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

     (d)  Benefit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

     (e)  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

     (f)  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

     (g)  Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

     (h)  Disclosure Schedule. . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

     (i)  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

                              ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of this 8th day of March, 2000 by and between KLA-Tencor Corporation, a Delaware corporation ("PURCHASER"), and OBJECTSPACE, INC., a Delaware corporation ("SELLER").

                                       RECITALS

     A. Seller is engaged, among other things, in the business of providing software products and services in the area of electronics manufacturing yield and productivity improvement through development, application, and support of factory monitoring and control software solutions (collectively, the "BUSINESS").

     B. Seller desires to sell to Purchaser and Purchaser desires to purchase and acquire from Seller the Purchased Assets (as hereinafter defined) relating to the Business and Purchaser desires to assume, as part of the purchase price of the Purchased Assets, the Assumed Liabilities (as hereinafter defined) as of the Closing Date (as hereinafter defined), all upon the terms and conditions set forth herein.

                                      AGREEMENTS

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the parties agree as follows:

     1. TRANSFER OF ASSETS. On the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer, convey, deliver and assign to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller, at and effective as of the Closing Date, for the consideration hereinafter provided, all of Seller's rights, title and interest in and to the following assets, properties and rights in and related to the Business, other than the Excluded Assets (as hereinafter defined) (the "PURCHASED ASSETS"):

          (a) PERSONAL PROPERTY. All machinery, equipment, computer hardware, cabling, data viewers, improvements, tools, furniture, furnishings and other tangible personal property listed on SCHEDULE 1(A) hereto.

          (b) INTELLECTUAL PROPERTY. All of Seller's rights in the trademarks, trade secrets, copyrights (including those in software), patents, pending patent applications, and other intellectual property, and all associated goodwill, and all related applications and registrations for the foregoing (collectively, the "INTELLECTUAL PROPERTY") that are listed on
     SCHEDULE 1(b) attached hereto.

          (c) CONTRACTS. To the extent the consents listed on the Disclosure Schedule to Section 7(j) have been obtained, all rights of Seller under the contracts, agreements, personal property leases, licenses, purchase orders, sales orders and other instruments, agreements and arrangements that are listed on SCHEDULE 1(c) (hereinafter collectively referred to as the "ASSUMED CONTRACTS").

          (d) PREPAID ASSETS. All deposits or other prepaid items relating to services or products provided by the Business and accepted by Seller prior to the Closing (as hereinafter defined) but to be delivered by Purchaser on or subsequent to the Closing that are listed on SCHEDULE 1(d), as such may be amended by mutual agreement of the parties up to the Closing.

          (e) MARKETING AND SALES INFORMATION. All customer lists, vendor or supplier lists, prospect lists, database information, marketing or advertising brochures or pamphlets, documents, records or other information, whether in electronic form or otherwise, owned by Seller and relating to current or planned sales or marketing operations of the Business.

          (f) DOCUMENTS. All copies of records, computer software and documents, books, work orders, drawings, electronic art, database information, program and process documentation owned by Seller and primarily related to the Business.

          (g) LICENSES AND PERMITS. To the extent transferable, all of Seller's rights in all government licenses, permits and authorizations listed on SCHEDULE 1(g) hereto.

     2. ASSETS EXCLUDED FROM SALE. Notwithstanding other contrary provisions of this Agreement, the following property and assets of Seller are expressly excluded from the sale to Purchaser (the "EXCLUDED ASSETS"):

          (a) Any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")) with respect to which Seller or any entity which, together with Seller, would be deemed a "single employer" (within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "CODE")) is a plan sponsor or would otherwise have any potential liability.

          (b) Any of Seller's causes of action, judgments, claims and demands of whatever nature, except those related to the Purchased Assets and the Assumed Liabilities.

          (c) Articles of Incorporation, Bylaws, corporate seal and original minute books of Seller (it being agreed that copies of those minutes relating to the sale of the Business shall be supplied to Purchaser before the Closing), qualifications to conduct business as a foreign corporation, taxpayer and other identification numbers and other documents relating to the organization, maintenance and existence of Seller as a corporation.

          (d) All financial records of Seller relating to the Business, including Seller's general ledger and related items, tax returns and related work papers (it being agreed that copies of those financial records relating to the Business shall be supplied to Purchaser before the Closing).

          (e) All of Seller's cash (including cash received after the Closing for products or services relating to the Business delivered on or before the Closing) and cash equivalents, including all deposits and other prepaid items not described in Section 1(d) of this Agreement.

          (f) All rights of Seller under this Agreement and all other related agreements to which Seller is a party contemplated by this Agreement.

          (g) All of Seller's personnel records and other records that Seller is required by law to retain in its possession and all invoices, expense reports and purchase orders.

          (h) All of Seller's claims for refunds of Taxes and other governmental charges of whatever nature relating to periods prior to the Closing Date.

          (i) Other than the licensed software located on the personal computers used by the Scheduled Employees, all of Seller's enterprise-wide licensed software including, without limitation, Lotus/Notes software used for artifact management, server software that connects the Austin IT infrastructure of the Business to Seller's Dallas office, and corporate financial systems.

          (j) All of Seller's rights in insurance policies and insurance claims.

          (k) All trademarks, trade names, service marks and other intellectual property relating to or including the name "ObjectSpace" and "Voyager," and all derivations thereof, and all intellectual property relating to Seller's Voyager Software and C++ toolkit (Standards Toolkit; Foundations Toolkit; Communications Toolkit; Systems Toolkit).

          (k) All rights of Seller in the T1 line used in the Business to connect the Business to Seller's Dallas headquarters.

          (m) All of Seller's rights in its Dallas server, which is currently used to host the Web site relating to the Business.

          (n)  All assets listed on Schedule 2(n) hereto.

     3.   PURCHASE PRICE.

          (a) AMOUNT OF PURCHASE PRICE. In addition to the assumption of the Assumed Liabilities (as hereinafter defined) by Purchaser, Purchaser shall pay to Seller for the Purchased Assets an amount equal to $8,000,000 (the "PURCHASE PRICE"), including the $800,000 which shall be held in an escrow account pursuant to Section 6(g), and subject to adjustment as set forth in
     Section 6(h). The Purchase Price will be exclusive of all Transfer Taxes (as hereinafter defined). All references to "$" and "dollars" herein shall mean United States dollars.

          (b) MANNER OF PAYMENT OF THE PURCHASE PRICE. At the Closing, Purchaser shall assume the Assumed Liabilities and deliver $6,930,000 (the Purchase Price minus the Purchase Price Escrow Funds (defined below) and the Employee Retention Funds (defined below)) (the "CASH PURCHASE PRICE") by wire transfer of immediately available funds to Seller.

          (c) ALLOCATION OF PURCHASE PRICE. The parties agree to allocate the aggregate of the Purchase Price and the Assumed Liabilities to the Purchased Assets and to the covenants not to compete of Seller as set forth on SCHEDULE 3(c) hereto which shall comply with Section 1060 of the Code. Seller and Purchaser agree that they will adopt and utilize the amounts allocated to each Purchased Asset and such other assets and benefits for purposes of all Tax Returns (as hereinafter defined) filed by them and that they will not voluntarily take any position inconsistent therewith. Purchaser agrees to prepare and timely file all applicable Internal Revenue Service and other governmental authority forms, and each party hereto agrees to cooperate with the other party's reasonable request in the preparation of such forms, and to furnish the other party with a copy of such forms prepared in draft, within a reasonable period before the filing due date thereof.

     4.   ASSUMPTION OF LIABILITIES.

          (a) GENERALLY. On the Closing Date, as partial consideration for the purchase of the Purchased Assets, Purchaser shall assume and agree to pay, perform and discharge, to the extent not theretofore performed, paid or discharged, the following (and only the following) liabilities and/or obligations of Seller relating to the Business (collectively, the "ASSUMED LIABILITIES"):

               (1) FACILITY LEASE. The Office Lease between Steve R. Scott and Seller dated June 9, 1997, as amended (the "FACILITY LEASE"), relating to the facility located at 811 Barton Springs Road, Suite 300, Austin, Texas 78704-1163 (the "FACILITY").

               (2) ASSUMED CONTRACTS. The obligations of Seller under the Assumed Contracts.

               (3) PRORATED ITEMS. The pro rated amounts determined pursuant to Section 6(f) of this Agreement.

               (4) TAXES. Any and all liabilities and obligations, direct or indirect, fixed or contingent, for Taxes attributable to and incurred in connection with the Business or the Purchase Assets after the Closing Date, including, without limitation, any AD VALOREM, real or personal or intangible property, sales or other Taxes which are attributable to any period after the Closing Date.

               (5) EMPLOYEE LIABILITIES. All (i) accrued payroll taxes attributable to the Scheduled Employees on the Closing Date, (ii) all accrued liabilities owed to the Scheduled Employees on the Closing Date, including accrued vacation benefits, sick leave benefits, bonuses, and commissions and (iii) those liabilities set forth on
          SCHEDULE 4(a)(5) related to other employee benefits for the Scheduled Employees.

          (b) EXCLUDED LIABILITIES. Except for the liabilities and obligations of Seller expressly assumed by Purchaser under Section 4(a) hereof, Purchaser shall not assume, and the term "Assumed Liabilities" shall not include, any liabilities or obligations of Seller (collectively, the "EXCLUDED LIABILITIES"), including, without limitation, the following, and Seller expressly agrees it will remain liable for, it will indemnify Purchaser, its stockholders, affiliates, employees, agents and representatives for, and it will discharge, the Excluded Liabilities:

               (1) Any liability or claim with respect to accidents or occurrences arising on or before the Closing Date.

               (2) Any claim by a third party for personal injury, injury or damage to property or economic loss, whether sounding in tort, breach of warranty or any other theory of recovery, seeking compensatory, special, exemplary, punitive or consequential damages, or any other relief, relating, directly or indirectly, to an alleged defective or unsuitable product arising prior to the Closing Date.

               (3) Any claims (including severance claims) relating to the termination by Seller of the employment of any of its employees (including any such termination deemed to have occurred upon the transfer of any such employee from Seller to Purchaser).

               (4) Except as set forth in Section 4(a), any unpaid liability for Taxes (as hereinafter defined) incurred prior to the Closing Date, including without limitation the following: any and all liabilities and obligations, direct or indirect, fixed or contingent, for Taxes (i) of Seller or any member of any affiliated group (within the meaning of Section 1504(a) of the Code) or any combined, consolidated or unitary group for state or other tax purposes of which Seller is or has been a member, whenever incurred; (ii) except as expressly set forth herein, attributable to or incurred in connection with the Business or the Purchased Assets prior to or on the Closing Date, including, without limitation, any AD VALOREM, real or personal or intangible property, sales or other Taxes which are not due or assessed until after the Closing Date but which are attributable to any period (or portion thereof) ending on the Closing Date and (iii) attributable to interest, fines, additions to tax or penalties relating to Taxes. For purposes of this Agreement, (A) the term "TAXES" shall mean any and all taxes, duties, premiums, imposts, charges, fees, levies, excises, deductions, withholdings or other like assessments (and all related interest, fines, additions to tax and penalties), including, without limitation, those levied on, or measured by, or referred to as income, transfer, gains, gross receipts, profits, capital, excise, inventory, property (real, personal or intangible), land transfer, value-added, goods and services, sales, use, license, withholding, payroll, health, employment, stamp, business, capital stock, franchise, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees and all unemployment insurance, health insurance and other government pension plan premiums, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a consolidated, unitary, combined or any other basis; and (B) the term "TAX RETURNS" shall mean any and all reports, returns or other information filed with or required to be supplied to a taxing authority in connection with Taxes.

               (5) Any cause of action or judicial or administrative action, suit, proceeding or investigation relating to periods prior to the Closing.

               (6) Any governmental compliance, enforcement or regulatory action, suit or claim or any claim by any person or entity based upon an actual or alleged failure of Seller to comply prior to the Closing with, or an actual or alleged violation by Seller prior to the Closing of, any law, rule, regulation, statute, ordinance, permit, permit requirement, judgment, injunction, order, decree, license or other governmental authorization or approval applicable to Seller or the Purchased Assets.

               (7) Any infringement of the rights of any other person or entity arising out of the use of any of the Purchased Assets prior to the Closing.

               (8) Except as set forth in Section 4(a), any liability under any employee benefit plan maintained or contributed to by Seller or any ERISA Affiliate (as hereinafter defined) which is not assumed by, or plan assets are not transferred to, the Purchaser.

               (9) Any liabilities with respect to contracts of Seller (other than the Assumed Contracts).

               (10) Any liabilities or obligations of Seller relating to casualty or liability claims attributable to the period prior to the Closing.

               (11) Bank overdrafts and other liabilities of Seller to banks for money borrowed.

               (12) Any and all other liabilities and/or obligations of Seller not specifically included in the Assumed Liabilities.

          (c) LIMITATIONS. The parties expressly agree (1) that the only liabilities and obligations of Seller which Purchaser has agreed to pay or assume are the Assumed Liabilities and (2) that Purchaser has not agreed to pay, shall not be required to assume and shall not have any liability or obligation, direct or indirect, absolute or contingent, of Seller, the Business, or any other person or entity, the assumption of which by Purchaser is not expressly provided for in this Agreement as an Assumed Liability.

     5.   LABOR AND EMPLOYMENT MATTERS.

          (a) EMPLOYMENT. Attached hereto as SCHEDULE 5(a) is a list of all active employees of the Business, on the payroll and available for duty on the Closing Date (the "SCHEDULED EMPLOYEES"). Purchaser agrees to offer employment, effective from the Closing, to all of the Scheduled Employees. In addition, Purchaser agrees to provide Scheduled Employees with group health insurance benefits immediately after Closing and to waive, and to cause its appropriate insurer to waive, any pre-existing illness limitations. Purchaser agrees to provide each Scheduled Employee with past service credit for the period of time that the Scheduled Employee has been employed by Seller under Purchaser's group health plan and Purchaser's 401(k) plan and/or any other defined contribution or defined benefit pension plan maintained by the Purchaser. Subject to the foregoing two sentences, Purchaser agrees to provide the Scheduled Employees with medical, dental, 401(k) retirement and other benefits in accordance with Purchaser's standard employee benefit plans.

          (b) EMPLOYMENT TRANSITION PROVISIONS. (i) Seller shall furnish its employees, their representatives and appropriate governmental authorities such notice as may be required of Seller by and in accordance with applicable laws and regulations, including, without limitation, any mass lay-off laws for events that occur prior to Closing which require such notices; Purchaser shall be responsible for all such notices for events which occur on or after Closing. Seller shall be solely responsible for providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") to

     Scheduled Employees and their dependents who are qualified beneficiaries (as defined in Section 4980B(g)(1) of the Code) and Seller shall indemnify Purchaser for any and all loss, cost, or expense relating to any and all outstanding obligations, liabilities and claims arising under COBRA and relating to Seller's employment of Scheduled Employees. Each person employed by Seller in the Business and to be employed after the Closing by Purchaser in accordance with Section 5(a) hereof shall cease to be an employee of Seller effective immediately following the Closing. In addition, except for those items set forth in Section 4(a) hereof, Seller shall pay or provide for all other employee benefits maintained by Seller for all periods prior to and including the Closing Date, all in accordance with applicable law.

          (ii) Purchaser and Seller agree to use their commercially reasonable efforts to enable the Scheduled Employees to transfer their aggregate account balances from Seller's 401(k) plan to Purchaser's 401(k) plan. Seller shall amend its 401(k) plan to transfer an amount equal to the account balances of the Scheduled Employees in the Seller's 401(k) plan valued at the most recent valuation date preceding the date the transfer is made to Buyer's 401(k) plan. The transfer will be accomplished by way of a single transfer of plan assets, except that any outstanding participant loans from the Seller's 401(k) plan to Scheduled Employees that are not in default may be transferred in kind to the extent not repaid prior to the transfer. Seller and Purchaser agree to cooperate fully and to file in a timely manner whatever reports, forms, and notices (including, without limitation, Form 5310-A) as necessary or appropriate under applicable law as a result of, and to effect, the transfer. Seller agrees to provide to Purchaser in a timely manner all information and documentation concerning its 401(k) plan that Purchaser reasonably requests in order to ensure that Seller's 401(k) plan and the transfer described herein are in compliance with applicable law, including without limitation ERISA and the Code. Seller also agrees to provide to Purchaser in a timely manner all information for each Scheduled Employee, including without limitation the account balances under the Seller's 401(k) plan as of the date of transfer, vesting service, and any other employee information reasonably required by Purchaser to determine the status of each such Scheduled Employee's account under the 401(k) plans of Buyer and Seller.

          (iii) Seller shall be solely responsible for providing any and all severance benefits owed to Scheduled Employees (and, as applicable, their beneficiaries) under the terms of any severance, separation or retention plan, policy or arrangement maintained by Seller or relating to the Seller's employment of a Scheduled Employee and Seller shall indemnify Buyer for any and all loss, cost or expense arising under any severance, separation or retention plan, policy or arrangement maintained by Seller or relating to Seller's employment of a Scheduled Employee.

          (c) CONSTRUCTION. Sections 5(a) and 5(b) hereof are solely for the purpose of defining the obligations between Purchaser and Seller concerning the Scheduled Employees and shall in no way be construed as creating any employment contract or other contract between Purchaser or Seller and any employee.

     6.   CLOSING.

          (a) LOCATION AND TIME. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Haynes and Boone, LLP, 901 Main Street, Dallas, Texas 75202, at 9:30 a.m., local time, on March 9, 2000 (the "CLOSING DATE"), or at such other time and place as is mutually agreed to by the parties.

          (b) COSTS. Except as provided in Section 12(f) hereof, Purchaser and Seller shall each bear their respective expenses, costs and fees (including attorneys and accountants fees and expenses) in connection with the transactions contemplated hereby, including the negotiation, preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby are consummated.

          (c) SELLER'S CLOSING DOCUMENTS. On the Closing Date, Seller shall deliver to Purchaser the following (collectively, "SELLER'S CLOSING DOCUMENTS"):

               (1) bills of sale, in form and substance satisfactory to Purchaser, for all personal property constituting a part of the Purchased Assets and Seller shall deliver actual possession of the Purchased Assets, free and clear of all encumbrances (except Permitted Encumbrances (as hereinafter defined));

               (2) assignments, in form and substance reasonably satisfactory to Purchaser, of all intangibles constituting a part of the Purchased Assets and all Assumed Contracts, licenses, appurtenances and rights relating to the Business, except to the extent consent from a third party is required to assign such Assumed Contracts, licenses, appurtenances and rights and such consent has not been obtained;

               (3) an assignment of the Facility Lease duly executed by Seller evidencing the assignment and assumption of the Facility Lease by Purchaser;

               (4) such other instrument or instruments of transfer as shall be necessary or appropriate to vest in Purchaser all rights and title to the Purchased Assets;

               (5) such keys, lock and safe combinations and other similar items as Purchaser shall require to obtain full occupation, possession and control of the Facility and the Purchased Assets;

               (6) duly certified copies of the resolutions adopted by Seller's board of directors authorizing the execution, delivery and due performance of this Agreement and all transactions contemplated hereby;

               (7) good standing or similar certificates from the Secretaries of State and the appropriate taxing authorities of the States of Delaware and Texas with respect to Seller;

               (8) the license agreement relating to the license of Seller's Voyager technology in the form set forth as Exhibit 6(c)(1) (the "LICENSE AGREEMENT") duly executed by Seller;

               (9) the Purchase Price Escrow Agreement (defined below) duly executed by Seller;

               (10) such other documents, certificates, instruments or agreements which Seller is required to deliver to Purchaser or the Scheduled Employees pursuant to this Agreement; and

               (11) Seller shall prepare and deliver to Purchaser, at least three business days before the Closing Date, the Current Balance Sheet.

          (d) PURCHASER'S CLOSING DOCUMENTS. On the Closing Date, Purchaser shall deliver to Seller the following (collectively, "PURCHASER'S CLOSING DOCUMENTS");

               (1)  payment of the Cash Purchase Price as provided in Section
          3(c);

               (2) duly certified copies of the resolutions adopted by Purchaser's board of directors authorizing the execution, delivery, and due performance of this Agreement and all transactions contemplated hereby and all documents to be executed and delivered hereunder by Purchaser at Closing;

               (3) instruments executed by Purchaser, in form and substance satisfactory to Seller, whereby Purchaser agrees to assume the Assumed Liabilities;

               (4) an assignment of the Facility Lease duly executed by Seller evidencing the assignment and assumption of the Facility Lease by Purchaser;

               (5) such further instruments as any person to whom Seller is obligated with respect to any Assumed Liability may timely and reasonably request in order to effect the assumption by Purchaser of Seller's obligations thereunder;

               (6)  the License Agreement duly executed by Purchaser;

               (7) the Purchase Price Escrow Agreement duly executed by Purchaser; and

               (8) such other documents, certificates, instruments, agreements, which Purchaser is required to deliver to Seller or the Scheduled Employees pursuant to this Agreement.

          (e) FURTHER ASSURANCES. Seller and Purchaser agree that, at and after the Closing Date:

               (1) at the request of Purchaser, Seller shall execute and deliver such further instruments of transfer and assumption as may be necessary or appropriate, and shall take all commercially reasonable action as may be necessary or appropriate (A) to vest in Purchaser title to the Purchased Assets, (B) to transfer to Purchaser all licenses, agreements and permits necessary for the operation of the Business (other than the Excluded Assets) and to the extent that consents to the assignment of such licenses, agreements and permits have not been obtained prior to Closing, to secure the benefits and liabilities of such licenses, agreement and permits in some other manner and (c) to aid and assist Purchaser in collecting and reducing to possession any or all of the Purchased Assets; and

               (2) each will at any time and from time to time after the Closing, upon the request of the other, execute, acknowledge, deliver, and perform, or cause to be executed, acknowledged, delivered, and performed, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, assumption agreements, and assurances as may reasonably be required in connection with the transactions contemplated by this Agreement.

               Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any agreement, license, approval, authorization, contract, lease or other commitment if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.

          (f) PRORATIONS. At Closing, Seller and Purchaser shall prorate as of the Closing Date:

               (1) all rent payable on the Facility Lease or any leases of equipment which are being assumed by Purchaser;

               (2)  all utility bills for utilities provided to the Facility;
          and

               (3) all personal property taxes levied or assessed against any of the Purchased Assets for the current tax year.

          (g) PURCHASE PRICE ESCROW. Purchaser shall deliver to Bank One, Texas, NA (the "ESCROW AGENT") $800,000.00 by wire transfer of immediately available funds at the Closing (the "PURCHASE PRICE ESCROW FUNDS"). Purchaser and Seller shall enter into an escrow agreement in the form of
     EXHIBIT 6(g) (the "PURCHASE PRICE ESCROW AGREEMENT") with the Escrow Agent that provides the following:

               (1) Purchaser shall deliver to the Escrow Agent the Purchase Price Escrow Funds by wire transfer of immediately available funds at the Closing.

               (2) The Purchase Price Escrow Funds shall remain in the escrow account for 365 days (the "PURCHASE PRICE ESCROW PERIOD"). If no claims against Seller exist at the end of the Purchase Price Escrow Period, the Purchase Price Escrow Funds shall be paid to Seller on the day after the end of the Purchase Price Escrow Period. Interest income shall accrue to the benefit of Seller. The Purchase Price Escrow Funds shall be placed in an interest bearing account acceptable to Seller, Purchaser and the Escrow Agent. Purchaser and Seller shall each pay 50% of all of the costs and expenses of the Escrow Agent in connection with the Purchase Price Escrow Funds.

               (3) The Purchase Price Escrow Funds shall be released only as set forth in the Purchase Price Escrow Agreement.

          (h) WORKING CAPITAL ADJUSTMENT. The Purchase Price shall be subject to adjustment in accordance with the following:

               (1) On a date not more than twenty (20) days after the Closing Date, Seller shall prepare and deliver to Purchaser a "CLOSING DATE BALANCE SHEET" (herein so called) consisting of an unaudited balance sheet of the Business as of the Closing Date which shall reflect the Current Assets (defined below) and Current Liabilities (defined below) as of the Closing Date. Such Closing Date Balance Sheet shall be prepared by the Seller. If within ten (10) days following delivery of the Closing Date Balance Sheet, Purchaser has not given Seller notice of its objection to the Closing Date Balance Sheet (such notice must contain a statement of the basis of Purchaser's objection), then the Closing Date Balance Sheet prepared by Seller shall be used in computing the Adjustment Amount (defined below).
          If Purchaser gives such notice of objection, then Ernst & Young LLP, Seller's certified public accountants and PricewaterhouseCoopers LLP, Purchaser's certified public accountants, shall use their best efforts to resolve the issues in dispute. If such accounting firms are unable to resolve the issues in dispute within twenty (20) days thereafter, then the issues in dispute shall be submitted to mutually agreed upon certified public accountants (the "ACCOUNTANTS"), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party shall furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party, and shall be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, shall be binding and conclusive on the parties; and
          (iii) Purchaser and Seller shall each bear 50% of the fees of the Accountants for such determination. The Accountants shall use their best efforts to resolve any disputes within thirty (30) days after submission.

          "CURRENT ASSETS" means the cash, consolidated inventory, accounts receivable, prepaid expenses and other current assets of the Business, and noncurrent investments, in each case determined in a manner consistent with the presentation in the Current Balance Sheet. "CURRENT LIABILITIES" means the consolidated accounts payable, accrued expenses, customer deposits, and other current liabilities of the Business, in each case determined in accordance with the presentation in the Current Balance Sheet.

               (2) On the tenth business day following the final resolution of any disputes with respect to the Closing Date Balance Sheet if the Closing Date Balance Sheet shows the Working Capital (defined below) of the Business on the Closing Date is less than $300,000.00, Seller shall pay the difference to Purchaser. If the Closing Date Balance Sheet shows the Working Capital of the Business on the Closing Date exceeds $300,000, Purchaser shall pay the excess to the Seller. The amount owed or owing shall constitute the "ADJUSTMENT AMOUNT" (herein so called). To the extent any amounts are owed by Seller, it is understood and agreed that Purchaser shall be entitled to receive such amount from the Escrow Funds, to the extent then available.

          "WORKING CAPITAL" shall mean the difference between Current Assets and Current Liabilities as shown on the Closing Date Balance Sheet.

          (i) EMPLOYEE RETENTION FUNDS. At the Closing, $270,000 (the "EMPLOYEE RETENTION FUNDS") shall be deducted from the Purchase Price paid to Seller. The Employee Retention Funds shall be used by Purchaser solely to make payments to the Scheduled Employees for the purpose of retaining such employees in the employment of Purchaser.

     7. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser as follows (each such representation and warranty being qualified in its entirety by the disclosures set forth on the Disclosure Schedule of Seller attached hereto) (the "DISCLOSURE SCHEDULE"):

          (a) ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite corporate power and authority to own its property and assets and to carry on its business as now being conducted. Seller is duly qualified, registered or licensed to do business as a foreign corporation in each other jurisdiction wherein the nature of its activities or of its properties owned or leased makes such qualification necessary and failure to be so qualified, registered or licensed could have a material adverse effect upon the Business or the Purchased Assets. No stockholder, officer, director or employee of Seller or any affiliated entity is currently a party to any transaction with Seller relating to any aspect of the Business.

          (b) AUTHORIZATION OF AGREEMENT. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder have been duly authorized by all necessary action on the part of Seller, including without limitation approval by Seller's board of directors. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in a breach of, or constitute a default under, the terms or conditions of Seller's Certificate of Incorporation, Bylaws, any court or administrative order, judgment or decree, any agreement or instrument to which Seller is a party or by which Seller or any of its assets is bound (subject to obtaining consents to the assignment of the agreements set forth on SCHEDULE 7(j)) or, to the knowledge of Seller, any statute or regulation of any governmental agency. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not require the consent of any third party. This Agreement and all other instruments required hereby to be executed and delivered by Seller are, or when delivered will be, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceedings therefor may be brought.

          (c) BUSINESS FINANCIAL STATEMENTS. Schedule 7(c) sets forth the Seller's unaudited balance sheet for the Business as of December 31, 1999 (the "CURRENT BALANCE SHEET"). The Current Balance Sheet is correct in all material respects and has been prepared in accordance with GAAP consistently applied on a basis consistent throughout the periods indicated and consistent with each other (except as set forth therein and except that it does not contain footnotes and other presentation items that may be required by GAAP). The Current Balance Sheet presents fairly the financial condition, of the Business as of the date indicated therein, subject to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate.

          (d)  TAX MATTERS.

               (1) Seller has duly and timely filed all Tax Returns with the appropriate governmental or taxing authority and has duly completed and correctly reported in all material respects all income and all other amounts and information required to be reported thereon.

               (2) Seller has duly and timely paid, accrued or properly provided for all Taxes, including all installments on account of Taxes for the current year, that are due and payable or collectible by it.

               (3) Neither Seller nor any member of any affiliated group (within the meaning of Section 1504 of the Code), combined group, consolidated or unitary group (any such affiliated, combined, consolidated or unitary group hereinafter referred to as an "AFFILIATED GROUP") of which Seller is or was a member has received notice of any deficiency or assessment from any federal, state, local or foreign governmental authority with respect to any liability for Taxes attributable to the Business or the Purchased Assets. No administrative, judicial or other proceeding is presently pending with respect to any Taxes or Tax Returns of Seller or any member of an Affiliated Group of which Seller is or was a member or otherwise with respect to the Business or the Purchased Assets.

               (4) There are no actions, suits, proceedings, investigations, audits or claims now pending or threatened in a writing delivered to Seller against Seller relating to the Business in respect of any Taxes and there are no matters under discussion, audit or appeal with any governmental authority relating to Taxes.

               (5) There are no liens for Taxes upon the Purchased Assets, except for liens for Taxes not yet due.

               (6) None of the Purchased Assets transferred pursuant to this Agreement is property that is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f) of the Code (as in effect prior to the amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code.

               (7) Seller has timely deducted and withheld and will deduct and withhold from any amount paid or credited or deemed paid or credited up to and including the Closing Date by it to or for the account or benefit of any person, including, without limitation, any of its employees, officers or directors, the amount of all Taxes and other deductions required by any applicable law to be deducted or withheld from any such amount and has duly and timely collected and remitted and will collect and remit the same to the appropriate governmental authority.

          (e) ACTIONS, SUITS, PROCEEDINGS. There are no actions, suits or proceedings (including, without limitation, condemnation proceedings and actions, suits or proceedings in respect of product liability claims) pending or, to the knowledge of Seller, threatened against Seller or any of its properties or business in any court or before any federal, state, municipal, foreign or other governmental agency relating to the Purchased Assets or the Business or the consummation of the transactions contemplated hereby. Neither Seller, the Business nor the Purchased Assets are subject to any order, writ, injunction or decree of any court or governmental agency relating to the Business or the Purchased Assets.

          (f) COMPLIANCE WITH APPLICABLE LAWS AND OTHER INSTRUMENTS. The Business is being, and since its inception has been, conducted in all material respects in compliance with all applicable laws, rules or regulations of all governmental authorities. Seller is not in violation of its Certificate of Incorporation or Bylaws.

          (g) FACILITY LEASE. The Facility Lease is the only lease or sublease of real property relating to real property used or occupied by Seller in connection with the Business. All payments required to be made by Seller pursuant to the Facility Lease have been duly paid and Seller is not otherwise in default in meeting its obligations under the Facility Lease or in violation of any provision of the Facility Lease.

          (h) TITLE TO THE PURCHASED ASSETS. Seller has good and marketable title to all of the personal property included in the Purchased Assets, free and clear of all security interests, liens, mortgages, encumbrances and restrictions, except encumbrances listed and described in SCHEDULE 7(h) hereto (the "PERMITTED ENCUMBRANCES"). To the extent that any Permitted Encumbrances contain covenants or obligations by which Seller is bound, Seller is not in default under such covenants or obligations.

          (i) INTELLECTUAL PROPERTY RIGHTS. SCHEDULE 7(i) hereto contains a complete and accurate list as of the date hereof of (1) all patents, registered trademarks, trade names, registered service marks and registered copyrights (and all applications therefor) owned by Seller that are reasonably necessary to conduct the Business in the manner and to the extent presently conducted by Seller, and (2) all agreements relating to the Intellectual Property which Seller is licensed or authorized to use by others and included in the Purchased Assets. Seller owns or has the right to use all Intellectual Property included in the Purchased Assets. Other than with respect to the agreements listed in SCHEDULE 7(i), Seller is not a party to any agreement or contract which obligates Seller to pay royalties, fees or other payments to any owner of, licensor of, or other claimant to, any Intellectual Property included in the Purchased Assets. Seller has not transferred or conveyed any rights to others in the Intellectual Property of Seller included in the Purchased Assets other than rights to use that are expressly granted in connection with customer licenses. No claims have been asserted in writing and delivered to Seller by any person to the use in the conduct of the Business of any Intellectual Property included in the Purchased Assets or challenging or questioning the validity or effectiveness of any such Intellectual Property. To the Seller's knowledge, there exists no valid basis for any such claim, except for such claims an adverse determination of which, in the aggregate, could not have a material adverse effect on the Business;
     and, to the knowledge of Seller, the use of the Intellectual Property included in the Purchased Assets in the conduct of the Business does not infringe on the rights of any person. Except for the Excluded Assets, the Intellectual Property included in the Purchased Assets constitute all of the Intellectual Property reasonably necessary to conduct the Business in the manner and to the extent presently conducted.

          (j) CONTRACTS, LEASES, COMMITMENTS AND AGREEMENTS. All material contracts, leases, agreements and commitments relating to the Business or the Purchased Assets that exist as of the date hereof are set forth on
     SCHEDULE 1(c). For the purpose of the foregoing sentence, material contracts, leases, agreements or commitments are contracts, leases, agreements or commitments providing for payment or receipt of $5,000 or more over the life of the contract or which may not be terminated without penalty with notice of 30 days or less. Seller and each other party thereto have in all respects substantially performed all obligations required to be performed by them to date, and are not in default under any of the Assumed Contracts. Each of the Assumed Contracts is in full force and effect and is assignable to Purchaser without the consent of third parties, and Seller has not waived or assigned to any other person any of its rights thereunder.

          (k) COMPOSITION AND CONDITION OF PURCHASED ASSETS. The Purchased Assets comprise all material property and assets currently employed by Seller in the Business, except for the Excluded Assets. Except for the Excluded Assets, the Purchased Assets are all assets that are reasonably necessary to conduct the Business in the manner and to the extent presently conducted by Seller.

          (l) INSURANCE. Seller maintains and will maintain prior to the Closing such policies of insurance, issued by responsible insurers, as are appropriate to the Business and the Purchased Assets, in such amounts and against such risks as it believes are adequate. All such policies of insurance are in full force and effect and Seller is not in default, as to the payment of premiums or otherwise, under the terms of any such policy.

          (m)  MAJOR SUPPLIERS AND CUSTOMERS.   SCHEDULE 7(m) lists each
     supplier of goods and services related to the Business to whom Seller paid in excess of $15,000 in the aggregate, and each customer related to the Business to whom Seller billed in excess of $25,000 in the aggregate, during the 12 month period ending December 31, 1999. No material supplier or customer has expressed, either orally or in writing, any intention to change its relationship or the terms upon which it conducts business with respect to the

     Business as a result of the transfer of the Purchased Assets as contemplated in this Agreement.

          (n)  EMPLOYEE PLANS.

               (1) The requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA relating to COBRA continuation of health coverage have been materially satisfied with respect to each "group health plan" (within the meaning of Section 4980B(g)(2) of the Code) of Seller in which any employee whose last employment was with respect to the assets sold pursuant to this Agreement participated.

               (2) Neither Seller nor any ERISA Affiliate maintains or has ever maintained a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

          (o)  LABOR MATTERS.

               (1) Seller is not a party to any collective bargaining agreement, and no union or association of employees has been certified or recognized as the collective bargaining representative of any of Seller's employees or has attempted to engage in negotiations with Seller regarding terms and conditions of employment.

               (2) Seller is in compliance in all material respects with applicable federal, state and local laws and regulations governing employee relations, including but not limited to anti-discrimination laws, wage/hour laws, labor relations laws and occupational safety and health laws, and no suits, charges or administrative proceedings relating to any such law or regulation are pending, and no suit, charge or administrative investigation alleging a violation of any such law or regulation has been threatened orally to Seller or in a writing delivered to Seller.

          (p) GOVERNMENT LICENSE AND REGULATION. Set forth on SCHEDULE 1(g) is a list of all material domestic and foreign governmental and third party licenses, permits, certificates, consents, approvals, waivers, authorizations, and registrations (collectively, "APPROVALS") as of the date hereof which Seller has obtained, which are all of the material Approvals necessary to conduct the Business as presently conducted and to own and use the Purchased Assets, and such Approvals are in full force and effect. All of the rights of Seller under such Approvals are transferable to Purchaser under applicable law solely upon the assignment of such Approvals by Seller to Purchaser hereunder and will be exercisable by Purchaser after the consummation of the transactions contemplated by this Agreement. No proceeding is pending or threatened regarding the revocation or limitation of any such Approvals and there is no basis or grounds for any such revocation or limitation.

          (q) LOCATION OF THE ASSETS. All of the tangible Personal Property included in the Purchased Assets will be located at the Facility at the Closing Date.

          (r) YEAR 2000. All computer hardware and software included in the Purchased Assets and material to the operations of the Business that were created by Seller and, to the knowledge of Seller, were not created by Seller are Year 2000 Complaint (defined below). "YEAR 2000 COMPLIANT" means that the hardware and software will not materially fail to operate according to their specifications as a result of the use of properly formatted date data, before and after the year 2000, for dates within the normal operating life of such hardware and software.

     8. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller as follows:

          (a) CORPORATE ORGANIZATION. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware. Purchaser has the corporate power and authority to own its property and assets and to carry on its business as now conducted.

          (b) CORPORATE AUTHORITY. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and performance by Purchaser of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Purchaser. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in a breach of, or constitute a default under, the terms and conditions of the Certificate of Incorporation or Bylaws of Purchaser, any court or administrative order, judgment or decree any agreement or instrument to which Purchaser is a party or by which it or any of its assets is bound or, to the knowledge of Purchaser, any statute or regulation of any governmental agency. This Agreement and all other instruments required hereby to be executed and delivered by Purchaser are, or when delivered will be, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceedings therefor may be brought. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not require the consent of any third party.

          (c) LITIGATION AND OTHER PROCEEDINGS. There is no litigation, action, suit, investigation or proceeding pending or, to Purchaser's knowledge, threatened against or affecting Purchaser's business before any court, agency or other governmental body that would result in any material adverse effect upon Purchaser's ability to perform its obligations under this Agreement.

     9. CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE. The obligations of Purchaser to effect the closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions (each of which is acknowledged to be included for the exclusive benefit of Purchaser and may be waived by Purchaser in whole or in part):

          (a) REPRESENTATIONS AND WARRANTIES. There shall be no failure of the representations and warranties of Seller to be true and correct at the Closing Date that would have a material adverse effect on the Purchaser, except as otherwise expressly contemplated by this Agreement and except for such representations and warranties made as of a particular date.

          (b) OBSERVANCE AND PERFORMANCE. Seller shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed and complied with by it prior to or as of the Closing Date.

          (c) VIOLATIONS OF LAWS AND ORDINANCES. On or before the Closing Date, Seller shall not have received any notice or have knowledge of any injunction or lawsuit pending or threatened, any violation or alleged violation of any city ordinance, state law, rule or regulation of any governmental authority, with respect to Seller's use and operation of any of the Purchased Assets or Assumed Liabilities that could materially interfere with, or materially adversely affect, the Business, the Purchased Assets or Seller's ability to consummate the transactions contemplated by this Agreement.

          (d) OFFICER'S CERTIFICATE. Seller shall have delivered to Purchaser a certificate, dated the Closing Date, executed by a duly authorized executive officer of Seller and certifying to the satisfaction of the conditions specified in Sections 9(a), (b), and (c) hereof.

          (e) CHANGE IN ASSETS. There shall have been no material adverse change in the nature of the Purchased Assets between the date hereof and the Closing;

          (f)  KEY EMPLOYEES.  All employees designated as key employees on
     Schedule 5(a) shall have accepted employment offers with Purchaser.

          (g) SEARCHES. Purchaser shall have received, as of a date no more than 15 days prior to the Closing Date, Uniform Commercial Code searches against Seller from the Secretaries of State of the States of Delaware and Texas and from such other jurisdictions as Purchaser shall reasonably request, together with tax lien and judgment searches, disclosing no liens or security interests against the Purchased Assets other than the Permitted

     Encumbrances and liens and security interests for which Seller shall have obtained releases on or before the Closing Date.

          (h) CONSENTS. Purchaser shall have received duly executed copies of all material consents and agreements necessary to effect (i) the transfer of the Purchased Assets to Purchaser, including, without limitation, the assignment to Purchaser of the Assumed Contracts, and (ii) the assumption of the Assumed Liabilities. Purchaser hereby agrees to use commercially reasonable efforts to assist Seller in obtaining such consents and agreements.

          (i) CLOSING DOCUMENTS. Purchaser shall have received duly executed copies of the Seller's Closing Documents and such other bills of sale, assignments and other documents of transfer reasonably required to transfer to Purchaser the interests of Seller in the Purchased Assets and the Business, and to assume the Assumed Liabilities, consistent with the terms of this Agreement.

          (j) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

          (k)  HIRING OF EMPLOYEES.   Purchaser shall have offered at-will
     employment to all Scheduled Employees and before the Closing eighty-five percent (85%) of such individuals shall have accepted employment with Purchaser.

     10. CONDITIONS TO OBLIGATION OF SELLER TO CLOSE. The obligation of Seller to effect the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions (each of which is acknowledged to be included for the exclusive benefit of Seller and may be waived by Seller in whole or in part):

          (a) REPRESENTATIONS AND WARRANTIES. There shall be no failure of the representations and warranties of Purchaser to be true and correct at the Closing Date that would have a material adverse effect on the Seller, except as expressly contemplated by this Agreement.

          (b) OBSERVANCE AND PERFORMANCE. Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or as of the Closing Date.

          (c) VIOLATIONS OF LAWS AND ORDINANCES. On or before the Closing Date, Purchaser shall not have received any notice or have knowledge of any injunction or lawsuit pending or threatened, any violation or alleged violation of any city ordinance, state law, rule or regulation of any governmental authority that could materially interfere with, or materially adversely affect, the Purchaser's ability to consummate the transactions contemplated by this Agreement.

          (d) OFFICER'S CERTIFICATE. Purchaser shall have delivered to Seller a certificate, dated the Closing Date, executed by a duly authorized executive officer of Purchaser and certifying to the satisfaction of the conditions specified in Sections 10(a), (b) and (c) hereof.

          (e) CLOSING DOCUMENTS. Seller shall have received the Purchaser's Closing Documents and such assumption agreements and other documents of transfer reasonably required to transfer to Purchaser all obligations of Seller with respect to the Assumed Contracts and the Assumed Liabilities consistent with the terms of this Agreement.

          (f) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction which are to be prepared and delivered by Purchaser shall be reasonably satisfactory in form and substance to Seller and its counsel.

          (g) PURCHASE ORDER. Seller shall have entered into a purchase order with Motorola, Inc. with respect to services that are being performed as of the date hereof on the premises of Motorola, Inc., a consultant of Seller.

     11. GOVERNMENTAL FILINGS. Seller and Purchaser shall cooperate with respect to, and diligently pursue completion of, all filings with or approvals of governmental agencies required in connection with the transactions contemplated by this Agreement, if any.

     12.  COVENANTS OF SELLER.

          (a) OPERATION OF BUSINESS PRIOR TO CLOSING. Seller covenants and agrees that, except with the prior written consent of Purchaser, from and after the date hereof to the Closing Date:

               (1) Seller shall use commercially reasonable efforts to preserve intact the business organization rights and privileges pertinent to the Business, to preserve for Purchaser the good will of suppliers, customers and others having business relationships with the Business, to preserve intact its credit arrangements with banks, other financial institutions and its creditors, and to preserve its relationship with its officers, directors, and employees, consultants and independent contractors;

               (2) Seller shall maintain its books and records during such period in a manner consistent with past practice;

               (3) Seller shall not sell, transfer, dispose of or abandon any portion of the Purchased Assets, except inventory sold in the ordinary course of business and consistent with past practice in an amount less than $5,000;

               (4) Seller shall not permit any of the Purchased Assets to become subject to any lien, pledge, security interest, conditional sale agreement, license agreement, charge or encumbrance, other than Permitted Encumbrances;

               (5) Seller shall not modify or amend any of the Assumed Contracts or waive or assign to any third party any of its rights thereunder;

               (6) Seller shall maintain and keep all tangible Purchased Assets in good condition and repair, ordinary wear and tear excepted, and will continue to perform all usual and normal maintenance of and upon the Purchased Assets in accordance with Seller's past practice;

               (7) Seller shall pay accounts payable and other obligations of the Business when they become due and payable in the ordinary course of business consistent with prior practice;

               (8) Seller shall not disclose any confidential information related to the Business to any person or entity unless such person is employed by Seller or Purchaser;

               (9) Except as contemplated by this Agreement, Seller shall not grant any salary increase or bonus to any Scheduled Employee, or enter into any new, or amend or alter any existing, employment-related agreement with any Scheduled Employee, or provide other compensatory benefits to any Scheduled Employee (except normal wage or salary payments consistent with past practices).

               (10) Without limiting the generality of the foregoing, Seller shall in all other respects operate the Business in the usual, regular and ordinary course and consistent with past practice in compliance with all applicable laws, rules and regulations.

          (b) NOTICES TO EMPLOYEES; CONTINUATION OF BENEFITS. Upon cessation of employment of the Scheduled Employees hereunder by Seller, Seller shall give each of the Scheduled Employees all required notices and information with respect to the continuation of certain health insurance benefits by Seller. Seller agrees to provide continuation health care coverage, if any, required pursuant to Section 4980B of the Code on behalf of any

     Scheduled Employee (or any spouse or dependent of such Scheduled Employee) who elects not to accept employment with Purchaser or any of its affiliates.

          (c) ACCESS AND INFORMATION. Prior to the Closing Date, Seller will (and will cause each of its accountants, counsel, consultants, employees and agents) give the Purchaser and the Purchaser's accountants, counsel, consultants, employees and agents ("PURCHASER'S REPRESENTATIVES"), full access during normal business hours to, and furnish them with all documents, records, course templates, work papers and information with respect to, all of Seller's properties, assets, books, contracts, commitments, reports and records relating to the Business, as the Purchaser shall reasonably request. In addition, prior to the Closing Date, Seller will permit Purchaser's Representatives reasonable access to such personnel of Seller during normal business hours as may be necessary or useful to the Purchaser in its review of the assets and business affairs of the Business and will keep the Purchaser generally informed as to the affairs of the Business.

          (d) PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, except as required by applicable law, the Seller shall not, and it shall not permit any affiliate or representative to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Purchaser.

          (e) NOTICE OF CHANGES. At all times prior to the Closing, Seller will, promptly upon becoming aware of such information, notify Purchaser in writing of any fact, condition, event or occurrence that will or may reasonably be likely to result in a failure of any of the conditions contained in Sections 9(a), (b), or (c) to be satisfied.

          (f) TRANSFER TAXES. Seller shall be responsible for the timely payment of, and shall indemnify and hold harmless the Purchaser against, all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar taxes and fees ("TRANSFER TAXES"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. Seller shall prepare and timely file all tax returns required to be filed in respect of any Transfer Taxes; PROVIDED that Purchaser shall be permitted to prepare any such tax returns that are the primary responsibility of Purchaser under applicable law. Purchaser's preparation of any such tax returns shall be subject to Seller's approval, which approval shall not be unreasonably withheld.

          (g) NO SOLICITATIONS. The Seller shall not, directly or indirectly, through any officer, director, employee, stockholder, representative or agent of the Seller, solicit or encourage the initiation or submission of any inquiries, proposals or offers regarding the acquisition of all or any portion of the Purchased Assets, whether in writing or not, or similar transactions involving the Purchased Assets (any of the foregoing referred to herein as an "ACQUISITION PROPOSAL"). Seller further agrees that it will not, and that none of its officers will, and that Seller will direct and cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by any of them) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Seller shall promptly notify Purchaser after receipt of any Acquisition Proposal or any request for information relating to Purchased Assets in connection with an Acquisition Proposal or for access to the Purchased Assets that informs the Board of Directors of Seller that a third party is considering making, or has made, an Acquisition Proposal. Seller shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

          (h) FURTHER ACTIONS. Seller shall take all other actions prior to, on, or after the Closing Date as shall be reasonably required to comply with all other covenants of this Agreement or which shall be reasonably required to put Purchaser in actual possession and operating control of the Purchased Assets. Subject to the terms and conditions of this Agreement, Seller shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to (1) Seller using its commercially reasonable efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with Seller as are necessary to the consummation of the transactions contemplated hereby, (2) Seller using its commercially reasonable efforts to effect all necessary registrations and filings, and
     (3) Seller using its commercially reasonable efforts to furnish Purchaser such information as is reasonably requested in connection with the foregoing.

          (i) COVENANT NOT TO SUE. Seller hereby agrees that Seller shall not institute, prosecute or in any way aid in the institution or prosecution of any claim, suit, or cause of action against Purchaser for the Purchaser's use of the assets listed on Schedule 2(n).

     13. COVENANT NOT TO COMPETE. In consideration of the payment by Purchaser of the Purchase Price and the assumption of the Assumed Liabilities, Seller hereby agrees that, for a period of two years from the Closing Date, it shall not, through any person controlling, controlled by or under common control with Seller, alone or in association with any other person, firm, corporation, partnership or other business organization, except as expressly provided for herein:

          (a) Directly engage in, or own or acquire any controlling interest in any company whose primary business is to engage in, electronics manufacturing yield and productivity improvement through development, application, and support of factory monitoring and control software solutions (a "COMPETITIVE BUSINESS"). For purposes of this Section 13(a), Seller may acquire any interest which arises solely from the ownership of less than a 5% equity interest in a corporation whose stock is regularly traded on any national securities exchange or in the over-the-counter market.

          (b) Seller acknowledges that the failure or threatened failure to comply with the provisions of this Section 13 will result in irreparable and continuing damage to Purchaser for which there will be no adequate remedy at law and that, notwithstanding any other provision of this Agreement, in the event of such failure or threatened failure, Purchaser and its successors and assigns shall be entitled to injunctive relief and to such other and further relief as may be proper and necessary to ensure compliance with the provisions of this Section 13.

     14.  COVENANTS OF PURCHASER.

          (a) PUBLIC ANNOUNCEMENTS. Prior to the Closing, except as required by applicable law, Purchaser shall not, and it shall not permit any affiliate or representative to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Seller.

          (b) NOTICE OF CHANGE. At all times prior to the Closing, Purchaser will, promptly upon becoming aware of such information, notify Seller in writing of any fact, condition, event or occurrence that will reasonably be likely to result in a failure of any of the conditions contained in Sections 10(a), (b) or (c) to be satisfied.

          (c) FURTHER ACTIONS. Purchaser agrees to use reasonable good faith efforts to take actions and to do those things reasonably necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date. Subject to the terms and conditions of this Agreement, Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

          (d) USE OF NAMES. It is expressly agreed that the Purchaser is not purchasing or acquiring any right, title, or interest in any trade names, trademarks, logos or service marks employing the words "ObjectSpace" or "Voyager" (the "SELLER NAMES"). Except as set forth in the License Agreement and as promptly as practicable, but in no event later than three months following the Closing Date, the Purchaser shall remove, strike or otherwise obliterate all Seller Names from all materials constituting their properties and assets, including any buildings, vehicles, business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms and other materials.

     15.  INDEMNIFICATION.

          (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made herein by Purchaser or Seller shall survive the execution and delivery of this Agreement and, other than the representations and warranties contained in Section 7(d), which shall survive for the period of the applicable statutes of limitation, shall remain in full force and effect for a period of eighteen months following the Closing Date, and shall be deemed to have been relied upon by each other party hereto, notwithstanding any investigation made by or on behalf of such party. Actions for a breach of a representation or warranty may be commenced only during the period in which such representation or warranty survives.

          (b) INDEMNIFICATION BY SELLER. Seller shall indemnify and hold harmless Purchaser and its affiliates and each of their directors, officers, employees, advisors, agents and stockholders at all times from and after the Closing Date against and with respect to any and all claims, demands, lawsuits, proceedings, losses, assessments, taxes, fines, penalties, administrative orders, obligations, costs, expenses, liabilities, damages, interest, reasonable attorneys' fees and costs of investigation (all of the foregoing hereinafter referred to collectively as "CLAIMS") which arise or result from and to the extent they are attributable to:

               (1)  the Excluded Liabilities and/or the Excluded Assets;

               (2) the untruth or breach of any representation or warranty made by Seller pursuant to this Agreement or any other agreement or document executed and delivered by Seller in connection with the transactions contemplated hereby;

               (3) the breach of, or failure to perform, any of the covenants, commitments, obligations or agreements on the part of Seller under this Agreement or any other agreement or document executed and delivered by Seller in connection with the transactions contemplated hereby;

               (4) the operation by Seller of the Business prior to the Closing (except with respect to Assumed Liabilities relating to such pre-Closing operation); and

               (5) any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

     Seller shall have no liability with respect to the matters described in Sections 15(b)(2), (3) and (5) until the aggregate of all claims for which an indemnity would otherwise be payable by Seller exceeds $50,000 in the aggregate (the "BASKET"), and in such event, Seller shall be responsible only for the amount in excess of the Basket, but in no case shall the liability of Seller with respect to the matters described in Sections 15(b)(2), (3) and (5) exceed $4,000,000 (the "CAP"). This limitation on indemnification, however, will not apply to, and Seller's liability shall be unlimited for any breach of any of the Seller's representations and warranties of which the Seller had knowledge as defined in Section 19(f) at any time prior to the date on which such representation and warranty is made or any intentional breach by Seller of any covenant or obligation pursuant to this Agreement or any other agreement or document executed and delivered by Seller in connection with the transactions contemplated hereby.

          (c) INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify and hold harmless Seller and its directors, officers, employees, advisors, affiliates, agents and stockholders at all times from and after the Closing Date against and with respect to any and all Claims which arise or result from and to the extent that are attributable to:

               (1)  the Assumed Liabilities and the Assumed Contracts;

               (2) the untruth or breach of any representation or warranty made by Purchaser pursuant to this Agreement or any other agreement or document executed and delivered by Purchaser in connection with the transactions contemplated hereby;

               (3) the breach of, or failure to perform, any of the covenants, commitments, obligations or agreements on the part of Purchaser under this Agreement or any other agreement or document executed and delivered by Purchaser in connection with the transactions contemplated hereby;

               (4) the operation by Purchaser of the Business after the Closing;

               (5) any and all demands, claims, actions, suits or proceedings, assessments, judgments, costs and legal and other expenses incident to any of the foregoing:

          (d) PROCEDURES FOR INDEMNIFICATION. Promptly after receipt by an indemnified party pursuant to the provisions of Sections (b) or (c) of this
     Section 15 of notice of a Claim, such indemnified party shall promptly notify such indemnifying party of the commencement thereof; but the omission to so notify such indemnifying party will not relieve it from any liability which it may have to the indemnified party otherwise than hereunder unless the indemnified party is materially prejudiced thereby.
     In case such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party, or if there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party pursuant to the provisions of such Sections 15(b) or (c) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (1) the indemnified party shall have promptly employed counsel in accordance with the proviso of the preceding sentence, (2) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (3) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party (such consent not to be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the release from all liability in respect to such claim or litigation.

          (e) SOLE REMEDY. This Article 15 is intended to set forth the exclusive and entire remedy of Seller and Purchaser against each other in respect of any losses that are in the nature of those subject to indemnification under this Article 15; the limitations on survival and commencement of actions in Section 15(a), the limitations on Seller's liability through the Cap and the Basket, and the other provisions of this
     Article 15, are intended to apply to all claims, actions and losses covered in substance by this Article 15, regardless of form, whether based on contract, tort, statute or any other theory or basis of liability, and whether of a legal, equitable or other nature.

     16. TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

          (a)  by the written agreement of Purchaser and Seller;

          (b) by either Purchaser or Seller by written notice to the other party if the transactions contemplated hereby shall not have been consummated by 5:00 p.m. Dallas, Texas time on March 31, 2000, unless such date shall be extended by the mutual written consent of Purchaser and Seller;

          (c) by Purchaser by written notice to Seller if (i) a non-curable breach of a representation or warranty of Seller occurs that would have a material adverse effect on the Purchased Assets or the ability of the parties to consummate the transactions contemplated by this Agreement, or
     (ii) any of the conditions set forth in Section 9 shall not have been, or if it become apparent that any of such conditions will not be, fulfilled by 5:00 p.m. Dallas, Texas time on March 31, 2000, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

          (d) by Seller by written notice to Purchaser if (i) a non-curable breach of a representation or warranty of Purchaser occurs that would have a material adverse effect on the Purchased Assets or the ability of the parties to consummate the transactions contemplated by this Agreement, or
     (ii) any of the conditions set forth in Section 10 shall not have been, or if it become apparent that any of such conditions will not be, fulfilled by 5:00 p.m. Dallas, Texas time on March 31, 2000, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

Each party's right of termination under Section 16 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If the obligations of the parties to effect the transactions contemplated by this Agreement are terminated pursuant to Section 16, all further obligations of the parties under this Agreement will terminate, except that the obligations in this paragraph of
Section 16, Section 18(a) and Section 19(b) will survive; PROVIDED, HOWEVER, that if obligations under this Agreement are terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

     17.  DISPUTE RESOLUTION.

          (a) ARBITRATION. The parties agree that (except as expressly set forth herein) all actions, claims, controversies or disputes of any kind (E.G. whether in contract or in tort, statutory or common law) ("DISPUTES") between them relating, directly or indirectly, to this Agreement or the transactions contemplated hereby, whether now existing or hereafter arising, are to be resolved by arbitration as provided in this Agreement. This agreement to arbitrate will survive the termination of this Agreement. All arbitration will be conducted pursuant to and in accordance with the following order of priority (1) the terms of this Agreement, (2) the Commercial Arbitration Rules of the American Arbitration Association, (3) the Federal Arbitration Act and (4) to the extent the foregoing are inapplicable, unenforceable or invalid, the laws of the State of Texas.
     The arbitrator used will be selected from impartial arbitrators designated by the American Arbitration Association who are familiar with the nature of the subject matter of the Dispute. Any hearing regarding arbitration will be held in Dallas, Texas, or at another location mutually acceptable to Purchaser and Seller. The arbitrator will use his/her best efforts to conduct the arbitration hearing no later than three (3) months from the date of the arbitrator's appointment and will use best efforts to render a decision within four (4) months from such date.

          (b) DISCOVERY. Each party may submit in writing to the other party, and the other party shall respond to a maximum of any combination of thirty-five (35) (none of which may be subparts) of the following: interrogatories, demands to produce documents and requests for admissions. Each party is also entitled to take the oral deposition of no more than five (5) individuals. Additional discovery may be permitted upon mutual agreement of the parties. The arbitrator will resolve any discovery disputes by such pre-hearing conferences as may be needed. All parties agree that the arbitrator will have the power of subpoena process as provided by law. Disputes concerning the scope of depositions or document production, its reasonableness and enforcement of discovery requests will be subject to agreement by the parties or will be resolved by the arbitrator. All discovery requests will be subject to the proprietary rights and rights of privilege and other protections granted by applicable law to the parties and the arbitrator will adopt procedures to protect such rights. With respect to any Dispute, each party agrees that all discovery activities will be expressly limited to matters directly relevant to the Dispute and the arbitrator will be required to fully enforce this requirement.

          (c) COURT PROCEEDINGS. Except for proceedings seeking equitable remedies, an arbitration proceeding commenced pursuant to this Section 17 is a condition precedent to and is a complete defense to the commencement of any suit, action or proceeding in any court or before any tribunal with respect to any Dispute. Either party may bring an action in court to compel arbitration. Any party who fails or refuses to submit to binding arbitration following demand by the other party shall, if the dispute is within the scope of this Section 17, bear all costs and expenses incurred by the opposing party in compelling arbitration.

          (d) RULINGS. The arbitrator is empowered to resolve Disputes by summary rulings substantially similar to summary judgments and motions to dismiss. The arbitrator will resolve all Disputes in accordance with the applicable substantive law. The arbitrator may grant any remedy or relief deemed just and equitable and within the scope of this Agreement and may also grant such ancillary relief as is necessary to make effective any award.

          (e) FINDINGS OF FACT. The arbitrator will be required to make specific, written findings of fact and conclusions of law, and the parties will have the right to appeal or seek vacation or modification of an award only (1) if that award is based in whole, or in part, upon fraud or a failure to follow the procedures set forth in this Section 17 or (2) to the extent otherwise allowed by applicable law. Subject to the foregoing, the determination of the arbitrator shall be binding on all parties and shall not be subject to further review or appeal. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision of the arbitrator will be enforceable in any court of competent jurisdiction. To the extent permitted by applicable law, the arbitrator will have the power to award recovery of all costs and fees (including attorneys' fees, administrative fees, and arbitrators' fees) to the prevailing party.

          (f) AUTHORITY. The arbitrator will be limited to interpreting the applicable provisions of this Agreement and will not have the authority or power to alter, amend, modify, revoke or suspend any condition or provision of this Agreement or to create, draft or form a new agreement between the parties, or to render an award which, by its terms, has the effect of altering or modifying any condition or provision of this Agreement. The arbitrator will have the sole authority to resolve issues regarding whether Disputes are subject to arbitration, including the applicability of any statute of limitations.

          (g) EQUITABLE REMEDIES. No provision of, nor the exercise of any rights under, this Agreement will limit the right of any party, during any Dispute, to seek, use, and employ ancillary or provisional equitable remedies. Such rights may be exercised at any time except to the extent such action is contrary to an award or decision of the arbitrator. The pursuit of provisional or ancillary equitable remedies will not constitute a waiver of the right of any party, including the plaintiff, to submit a Dispute to arbitration, nor render inapplicable the compulsory arbitration provisions of this Section 17.

          (h) SELECTION OF ARBITRATOR. The arbitrator will be chosen by mutual agreement of Purchaser and Seller. If they cannot agree within 30 days upon the selection of the arbitrator, the arbitrator will be selected by the Dallas, Texas office of the American Arbitration Association in accordance with its rules and procedures. Subject to the provisions of
     Section 15 and any other indemnification obligation set forth in this Agreement, (1) each party will be responsible for one-half of the expenses and fees of the arbitrator and (2) each party will bear its own attorney's and expert's fees.

          (i)  OTHER ARBITRATION PROVISIONS.

               (1) All arbitration proceedings will be conducted in the English language and all monetary awards will be denominated in and will be payable in United States Dollars.

               (2) The statute of limitations applicable to any Dispute shall be tolled upon the initiation of arbitration under this Agreement and shall remain tolled until the arbitration process is completed.

               (3) Except to the extent necessary to enforce the rights of the parties or as required by law, the parties agree to keep confidential the existence, content and results of any arbitration proceeding conducted pursuant to this Section 17.

     18.  ADDITIONAL AGREEMENTS

          (a) CONFIDENTIAL INFORMATION. From and after the date of this Agreement, Purchaser shall not (and shall take all reasonably necessary steps to ensure that its respective officers, directors, employees, agents and other representatives do not), without the prior written consent of Seller, use, disclose, publish, copy, distribute or furnish to any person or entity any list, summary, schedule, description, record, document or data storage device, describing, containing, or relating to, or any information about, any Seller Confidential Information (as defined below). From and after the date of this Agreement, Seller shall not (and shall take all reasonably necessary steps to ensure that its respective officers, directors, employees, agents and other representatives do not), without the prior written consent of Purchaser, use, disclose, publish, copy, distribute or furnish to any person or entity any list, summary, schedule, description, record, document or data storage device, describing, containing, or relating to, or any information about, any Purchaser Confidential Information (as defined below).

               (1) As used herein, "PURCHASER CONFIDENTIAL INFORMATION" shall mean, the various trade secrets and other proprietary and confidential information (except as such pertain to the Excluded Assets) of the Business which is of a special and unique nature and value relating to such matters as, but not limited to, the Business' prior business operations, financial affairs, programs, software, systems, procedures, manuals, confidential reports and marketing methods which consist of compilations of information, records, and similar items relating to the Business and included in the Purchased Assets. As used herein, "SELLER CONFIDENTIAL INFORMATION" shall mean, with respect to information owned by Seller, any non-public information concerning Seller which was obtained by Purchaser in connection with the transactions contemplated by this Agreement, other than information pertaining to the Purchased Assets.

               (2) A party's obligations under this Section 18(a) with respect to any portion of the Seller Confidential Information or Purchaser Confidential Information will terminate if such party can document that (i) such confidential information was in the public domain as of the date hereof, (ii) such confidential information entered the public domain subsequent to the date hereof (but prior to the use or public disclosure of such confidential information by the disclosing party) through no fault of the disclosing party, or (iii) the communication of such confidential information is in response to a valid order by a court or other governmental body or was otherwise required by law (but only to the extent of such order or requirement).

               (3) Either party may disclose the terms of this Agreement to those its employees who have a need to know such information.

               (4) Seller's obligations under this Section 18(a)(x) will not limit Seller's ability to use the Purchaser Confidential Information in the normal course of business, consistent with past practices, in order to operate the Business from the date hereof through the Closing Date and (y) will terminate upon the termination of this Agreement in accordance with Article 16.

          (b) TRANSITION SERVICES. For three months after the Closing Date, Seller shall maintain the information technology systems and support that were in effect before the Closing Date that relate solely to electronic mail, Internet access, and system accounts related to these services. Purchaser shall reimburse Seller for the reasonable cost or reasonable allocated share of such information technology systems and support on the same basis as it was calculated before the Closing Date.

     19.  MISCELLANEOUS

          (a) AMENDMENTS AND WAIVER. This Agreement may be amended only by an agreement in writing by the parties hereto. The failure of any party to insist, in any one or more instances, upon performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of each provision, clause or part under other circumstances, shall not be affected thereby.

          (b) GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO CHOICE OF LAW PRINCIPLES. TO THE MAXIMUM EXTENT PRACTICABLE, THIS AGREEMENT IS PERFORMABLE IN SANTA CLARA COUNTY, CALIFORNIA.

          (c) NOTICES. Any notice to be given hereunder shall be deemed given and sufficient if either (1) delivered by hand messenger or (2) mailed via an overnight "express mail" service with a telecopy being sent within two days of such "express mail" notice, in the case of Purchaser, to:

                                   KLA-Tencor
                                   160 Rio Robles
                                   San Jose, CA 95134
                                   Attention: Vice President, General Counsel
                                   Fax: 408-875-2002
     with a copy to:               KLA-Tencor
                                   160 Rio Robles
                                   San Jose, CA 95134
                                   Attention: Chief Operating Officer
                                   Fax: 408-875-2002

     or in the case of Seller to:  ObjectSpace, Inc.
                                   14850 Quorum Drive
                                   Suite 500
                                   Dallas, Texas 75240
                                   Attention: David Norris, Chief Executive
                                   Officer
                                   Fax: (972) 726-4200

     with a copy to:               Haynes and Boone, LLP
                                   901 Main Street, Suite 3100
                                   Dallas, Texas 75202-3789
                                   Attention: Gregory R. Samuel, Esq.
                                   Fax: (214) 651-5940

Each party may designate by notice in writing a new address to which any notice, claim, instruction or communication may thereafter be so given, served or sent.

     (d) BENEFIT. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by Purchaser and Seller and their respective successors and permitted assigns. This Agreement may not be assigned without the written consent of the other party or parties hereto, except that Purchaser may assign this Agreement to an affiliate of Purchaser upon written notice to Seller but any such assignment shall not release Purchaser from its obligations hereunder.

     (e) ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits attached hereto, constitutes the entire agreement and understanding among Purchaser and Seller with respect to the sale and purchase of the Purchased Assets and the other transactions contemplated by this Agreement and supercedes any prior understandings or written or oral agreements.

     (f) DEFINITIONS. The qualification of a statement made in this Agreement by the phrase "to the knowledge of Seller," "to Seller's knowledge", or a similar phrase shall indicate that no information that would give any officer, director or manager of Seller actual knowledge of the inaccuracy of such statement has come to the attention of any such person, but that such persons have not undertaken any independent investigation to determine the accuracy of such statement.

     (g) BROKERS. Purchaser and Seller represent and warrant to each other that there are no brokerage or finder's fees in connection with the transactions contemplated hereby resulting from any actions taken by them and they hereby indemnify, save and hold each other harmless from and against any claims by any broker or finder for a fee or expense which is based in any way on an agreement, arrangement or understanding made or alleged to have been made by them relating to the transactions contemplated hereby.

     (h) DISCLOSURE SCHEDULE. Disclosure of any fact or item in any Schedule hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not an explicit cross-reference appears.

     (i) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original and all of which will be deemed to be a single agreement.

           [The remainder of this page has intentionally been left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day, month and year first above written.


                                   KLA-TENCOR CORPORATION


                                   By:  /s/ SAM HARRELL
                                      ---------------------------------------
                                      Name:  Sam Harrell
                                           ----------------------------------
                                      Title:  Senior Vice President
                                            ---------------------------------


                                   OBJECTSPACE, INC.


                                   By:  /s/ DAVID NORRIS
                                      ---------------------------------------
                                      David Norris, Chief Executive Officer

                                  EXHIBIT 6(c)(i)
                                 LICENSE AGREEMENT

                                    EXHIBIT 6(g)
                                  ESCROW AGREEMENT